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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                               -----------------


                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): APRIL 19, 2000



                           IBIS TECHNOLOGY CORPORATION
                           ---------------------------
             (Exact name of registrant as specified in its charter)



MASSACHUSETTS                      0-23150                        04-2987600
-------------                      -------                        ----------
(State or other                  (Commission                    (IRS Employer
jurisdiction of                  File Number)                Identification No.)
incorporation)


32 CHERRY HILL DRIVE, DANVERS, MASSACHUSETTS            01923
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(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code: (978) 777-4247
                                                    --------------



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ITEM 5.   OTHER EVENTS.

          On April 19, 2000, the Registrant publicly disseminated a press release announcing its financial results for the first quarter ended March 31, 2000.

         The Registrant's revenues for the first quarter ended March 31, 2000 were $2,039,000 as compared to $4,448,000 reported in the first quarter of 1999. This decrease was due to an 89% decrease in equipment revenue, which primarily resulted from the timing of the receipt of a purchase order for equipment. This decrease was partially offset by a 26% increase in SIMOX-SOI wafer sales for the first quarter of 2000 to $1.6 million, a new record for the Registrant, compared to $1.3 million for the first quarter of 1999. Net loss for the first quarter of 2000 was $371,000 or $0.05 per share, compared to net income of $246,000, or $0.03 per share, for the first quarter of 1999. These per share numbers reflect the decrease in equipment revenue, as well as an increase in operating expenses, primarily research and development expenses. The Registrant believes that these quarterly results reflect the typical industry adoption cycle of a new technology such as SIMOX-SOI which can result in fluctuations in quarterly revenues and profits.

         The information contained in the press release is incorporated herein by reference and filed as Exhibit 99.1 hereto.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.
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(c)      Exhibit.

99.1     The Registrant's Press Release dated April 19, 2000.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  IBIS TECHNOLOGY CORPORATION
                                  ---------------------------
                                  (Registrant)



Date: April 24, 2000               /S/ DEBRA L. NELSON
                                   --------------------------------------------
                                   Debra L. Nelson, Chief Financial Officer





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                                  EXHIBIT INDEX
                                  -------------

Exhibit                                                         Sequential
NUMBER                     DESCRIPTION                          PAGE NUMBER
------                     -----------                          -----------

99.1                       The Registrant's Press Release            5
                           dated April 19, 2000